CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated August 28, 2019 on the financial statements and financial highlights of the Palmer Square Income Plus Fund and Palmer Square Ultra-Short Duration Investment Grade Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 28, 2019